Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:52 PM 07/30/2021

FILED 12:52 PM 07/30/2021

SR 20212848799 - File Number 3813471

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

B2DIGITAL, INCORPORATED

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

B2Digital, Incorporated (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That by resolution of the Board of Directors of the Corporation, and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on July 5, 2006, the Corporation authorized a series of 40,000,000 shares of Series B Convertible Preferred Stock, par value $0.00001 per share, of the Corporation (the "Series B Preferred Stock'') and established the powers, preferences and rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof.

2. The Corporation filed an amendment to the Certificate of Designation in the office of the Secretary of State of Delaware on December 2, 2020.

3. As of the date hereof 40,000,000 shares of Series B Preferred Stock are issued and outstanding.

4. That pursuant to the authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution setting forth an amendment to the Certificate of Designation of Series B Preferred Stock of the Corporation.

5. The sole holder of the Series B Preferred Stock of the Corporation approved the resolution setting forth an amendment to the Certificate of Designation of Series B Preferred Stock of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED: That the section of the Certificate of Designation of Series B Convertible Preferred Stock of the Corporation titled “Voting, Liquidation, Dividends. and Redemption” be revised in its entirety and that the following paragraph be inserted in lieu thereof:

"Voting, Liquidation, Dividends, and Redemption. On all matters to be voted on by the holders of Common Stock, the Holders of Series B Preferred Stock shall be entitled to eighty (80) votes for each share of Series B Preferred Stock held of record. On all such matters, the holders of Common Stock and the Holders of Series B Preferred Stock shall vote together as a single class. If the Company effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series B Preferred Stock shall not be subject to adjustments unless specifically authorized. The shares of Series B Convertible Preferred Stock shall (i) not have a liquidation preference; (ii) not accrue, earn, or participate in any dividends; and (iii) not be subject to redemption by the Corporation."

1

RESOLVED: That the section of the Certificate of Designation of Series B Convertible Preferred Stock of the Corporation titled "Conversion" be revised in its entirety and that the following paragraph be inserted in lieu thereof:

"Conversion. Twelve (12) months following the original issuance date, but not before., each outstanding share of Series B Convertible Preferred Stock may be converted, at the option of the holder, into four (4) shares of the Corporation's common stock."

6. This Certificate of Amendment to Certificate of Designations was duly adopted by the Corporation's directors and stockholders in accordance with the applicable provisions of Sections 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 16th day of July, 2021.

B2DIGITAL, INCORPORATED

By: /s/ Greg P. Bell
Name: Greg P. Bell
Title: Chief Executive Officer

2